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                                                                   EXHIBIT 10.34

              MANAGING DIRECTOR/VICE PRESIDENT OPERATIONS CONTRACT

between

Baldwin Germany GmbH
(hereinafter referred to as the "Company" or "BGG")

and

Dr. Steffen Weisser
(hereinafter referred to as "Managing Director" or "Vice President Operations")

PREAMBLE

This Employment Agreement sets forth the terms of your employment as the Managing Director ("Vorsitzender der Geschaftsfuehrung") of Baldwin Germany GmbH in Friedberg, Germany and Vice President Operations of the Baldwin Group effective July 1, 2009 and it supersedes your current employment agreement signed and dated on June 28, 2007.

1. DUTIES AS MANAGING DIRECTOR/VICE PRESIDENT OPERATIONS

The Managing Director/Vice President Operations will report directly to the President and CEO of Baldwin Technology Company, Inc. ("BTI") and shall be responsible for the operational leadership with direct reporting of the following areas: all Product Units including the areas of Engineering, R&D, Documentation, Testing and Assembly, as well as the indirect functions including Finance & Accounting, Human Resources, Legal, and IT of the Baldwin Group's operations in Germany, China, Sweden, India, and Americas. The Managing Director/Vice President Operations shall represent the Company in compliance with the law, this Contract of Employment, and the directions of BTI, of which BGG is a wholly owned subsidiary. The Managing Director/Vice President Operations shall also be a member of the Baldwin Leadership Team (BLT), which consists of seven members including the President & CEO and CFO of BTI.

Periodically from time to time, the Company or Baldwin Group may change the duties and responsibilities of the Managing Director/Vice President Operations or the location of the Company's or Baldwin Group's operations by adding to them or subtracting from them.

In the course of his activities, the Managing Director/Vice President Operations shall look after the Company's operational, commercial, financial and organizational interests in the best possible manner. He shall fulfill his duties with the due diligence of a prudent businessman and shall be responsible for the compliance with the existing statutory obligations. The Managing Director/Vice President Operations shall represent the Company in and out of court together with a Co-Managing Director or an Authorized Signatory (Prokurist). Internally, he shall be solely in charge of, and solely responsible for all operations as identified herein.

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The Managing Director/Vice President Operations shall exercise the Company's rights and fulfill the Company's obligations in accordance with the provisions of all employment and social welfare law.

The Managing Director/Vice President Operations shall be bound by the instructions of the Company and BTI. Any acts going beyond the Company's usual operations and limits of the Delegation of Authority require prior consent from the President & CEO of BTI.

Although the duties of the Managing Director/Vice President Operations hereunder shall require him to travel to other Company and Subsidiary locations, the Managing Director/Vice President Operations' primary location of work shall be in Friedberg, Germany. At the Company's or Baldwin Group's request, the Managing Director/Vice President Operations' location of work may be changed.

The Managing Director/Vice President Operations shall make his entire working capability and all his knowledge and experience available to the Company and to the entire Baldwin Group.

The Managing Director/Vice President Operations shall not be bound by particular working hours. He shall be required to be available for providing services whenever and insofar as this is required for the well-being of the Company and the Baldwin Group.

2. TERM OF CONTRACT

This Employment Agreement shall be effective July 1, 2009 and will remain valid until terminated by the Company or the Managing Director/Vice President Operations in writing with six (6) months notice as of the end of any month. The Company shall have the right to remove the Managing Director/Vice President Operations from his position during the notice period or part of the notice period. Such removal shall not impact the Managing Director/Vice President Operations' employment benefits under this agreement.

At latest, this Contract shall expire at the end of the month in which the Managing Director/Vice President Operations reaches the age of 65, without an express termination being necessary.

This Contract may be terminated by the Company for cause at any time without notice. A cause for such termination shall exist, if the Managing Director/Vice President Operations violates the non-competition clause or if the Managing Director/Vice President Operations acts disloyally and detrimentally in relation to the Company and/or Baldwin Group.

In the case the Managing Director/Vice President Operations' Contract is terminated by the Company without cause prior to age 65, the Company will pay the Managing Director/Vice President Operations severance pay in an amount equal to the last monthly

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base salary at the time of termination for a period of six (6) months following the expiration of the notice period.

3. SALARY AND MICP

The Managing Director/Vice President Operations shall be paid a base monthly salary amounting to Euro 190,000 per annum payable in monthly installments on the last day of each month.

Said salary will include the pay for any and all overtime hours, claims for any pay for overtime hours, work on Sundays or public holidays and any other additional work shall not be permitted under this agreement.

Effective January 1, 2010 the base salary will be increased to Euro 200,000 per annum. Beginning on January 1, 2011, the President & CEO of BTI shall review the Managing Director/Vice President Operations' performance and attainment of mutually agreed-upon objectives, each succeeding year consistent with the effective date of January 1st. The Managing Director/Vice President Operations' base salary for the ensuing twelve (12) month period may be increased, subject to the approval of the Compensation Committee of the Board of Directors and the Board of Directors of BTI, in accordance with the level of performance of the Managing Director/Vice President Operations as well as the market and business conditions of the Baldwin Group.

The Managing Director/Vice President Operations shall be eligible to participate in the BTI Management Incentive Compensation Plan (MICP) at a level of 50% of his annual base salary to be calculated in accordance with paragraph 3 and shall be defined in accordance with the MICP. The Managing Director shall receive a detailed key to the MICP and bonus computation under separate cover.

The payment of any actual bonus shall not form the basis of any legal claim against the Company as regards to the ground and amount, even if such payment is made repeatedly or without the express reservation of it being non-compulsory.

4. EQUITY COMPENSATION

The position of Managing Director/Vice President Operations is considered at a level that is eligible for future consideration for participation in the BTI's 2005 Equity Compensation Plan. The Compensation Committee of the Board of Directors of BTI administers this plan, and recommendations for equity awards to the full Board of Directors under the plan are usually considered at the time of the Board's August and November meetings.

5. OUT-OF POCKET EXPENSES, COMPANY CAR

Subject to the approval of the President & CEO of BTI, the Managing Director/Vice President Operations shall be reimbursed adequate out-of-pocket expenses to the extent they are in accordance with Company policy, are recognized for tax purposes, and are proven to have actually been incurred.

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For the duration of the Managing Director/Vice President Operations' employment, the Company shall provide the Managing Director/Vice President Operations with a leased company car (Audi A6 or BMW 5 Series) with a net purchase value of up to Euro 60,000 for his professional and private use. The income tax on the benefits in money's worth resulting from the private use of the car shall be borne by the Managing Director/Vice President Operations. In addition, the company's Company Car Regulations, as amended, shall apply.

In the case of any dismissal or end of the Managing Director/Vice President Operations' activities - regardless of the cause - the Managing Director/Vice President Operations shall retain the right to use the company car provided to him during the six (6) month notice period only. At the expiration of the notice period the Managing Director/Vice President Operations must return the car immediately on the Company's request; a right of retention shall not exist beyond any imposed notice period.

6. PENSION INSURANCE

The Company shall assume the cost of up to Euro 500 per month related to an existing private pension insurance. Any cost beyond Euro 500 per month and any income tax resulting from such reimbursement shall be the responsibility of the Managing Director/Vice President Operations.

7. HOLIDAY

The Managing Director/Vice President Operations may claim a paid holiday of six
(6) weeks (30 working days) per business year. The time of the holiday shall be chosen and, if required, coordinated so that the Company's and the Baldwin Group's needs are taken into account in every way.

8. DUTY TO BE LOYAL, COMPANY SECRETS

The Managing Director/Vice President Operations agrees no to disclose to any third person or parties any and all business, operational or technical information, processes, trade secrets, or proprietary information which are entrusted to him or otherwise come to his knowledge and which concern the Company or Baldwin Group and are of internal and confidential nature. The obligation set forth above, shall continue to exist and survive the termination of the employment relationship.

Business and Company and Baldwin Group documents of all kinds, including personal records concerning work-related matters, may be used for business purposes only. Such documents shall be kept in a diligent manner and handed over on the request at any time, but at the latest upon termination of the employment relationship.

9. SIDELINE ACTIVITIES, NON-COMPLIANCE CLAUSE

During the Managing Director/Vice President Operations' employment hereunder he shall devote his best and full-time efforts to the business and affairs of the Company and the Baldwin Group. During the duration of the Managing Director/Vice President Operations' employment with the Company, he shall not commence any employment with, or participate in, the business affairs of, any other person, corporation, or entity,

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whether paid or unpaid, except at the direction of or with the written approval of the President & CEO of BTI and the Board of Directors of BTI. The same shall apply to any taking-over of seats in supervisory boards and of honorary posts, particularly in associations and leagues.

Upon termination of the employment relationship, the Company will require that during the period of notice and if terminated by the Company, for an additional period of six (6) months following the expirations of the period of notice, the Managing Director/Vice President Operations shall not in any geographical location in which there is at that time business conducted by the Company or its Affiliates at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, control of any business that is competitive with such business conducted by the Company or its Affiliates without the written consent of the Company or the Baldwin Group.

As consideration for his obligation under paragraph 10 (2) - non-competition - clause for an additional period of six (6) months, the Managing Director/Vice President Operations shall receive per month 50% of his average, total salary that was paid to him during the last 12 months before the end of the period of notice.

Any severance payment that is made under paragraph 2 (4) is to be deducted from the foregoing consideration.

The Company and its Affiliates' area of activity comprises the production and distribution of additional sets or components for the printing press industry. Primarily, these are cleaning system, refrigeration and circulation systems, web control and safety equipment, spray dampening equipment, dryers and consumables such as washing tissues and detergents for cylinder cleaning, fountain solutions, glue, and other related consumables, services such as installation and commissioning, after sales service, and spare parts.

This prohibition of competition comprises all forms of activity, whether as an employee or self-employed person, direct or indirect, also on third parties account or occasional, in the form of participation, sub-participations, silent partnerships, consultancies or favors; this shall also apply to the foundation of such a competing enterprise or the acquisition of shares of it.

For each violation of the non-competition clause, the Managing Director/Vice President Operations shall be obliged to pay the Company a contractual penalty of the amount of three monthly salaries. In the case of any permanent violation of the non-competition clause, the activities during one month shall be considered as an independent violation within the meaning of this clause. Any claims for damages shall remain unaffected.

10. INVENTIONS/INTELLECTUAL PROPERTY RIGHTS

So long as the Managing Director/Vice President Operations shall be employed by the Company, he will agree promptly to make known the existence to the Company of any

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and all creations, inventions, discoveries and improvements made or conceived by him, either solely or jointly with other, during the period of his employment under this Agreement, to assign to the Company the full exclusive rights to any and all subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company's time, materials or facilities. To the fullest extent permitted by law, any foregoing inventions shall be considered "work-made-for-hire" and the Company shall be the owner thereof. The Managing Director/Vice President Operations further agrees, without charge to the Company, to execute, acknowledge and deliver all papers, including applications or assignment of patents, trademarks or copyrights for such creations, inventions, discoveries, and improvements in any and all countries and to vest title thereto in the Company in all inventions, creations, discoveries, and improvements as indicated above and conceived during his employment with the Company.

11. LEGAL BASES, PLACE OF JURISDICTION

German law shall apply to this Managing Director/Vice President Operations' Contract. The place of jurisdiction shall be the Company's place of business.

12. FINAL PROVISIONS

Any changes and additions to this Contract must be in writing and signed by both parties.

Should individual provisions of this Contract be or become legally ineffective in full or in part, the validity of the remaining contractual provisions shall remain unaffected. In such case, the ineffective provision shall be replaced by a legally effective provision which comes as close as possible to the recognizable commercial purpose as is permitted by law. This shall apply accordingly is during the performance of this Contract gaps which need to be filled become obvious.


By: /s/ Karl S. Puehringer
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    Karl S. Puehringer
    Managing Director Baldwin Germany
    GmbH

Date: _______________________


AGREED TO AND ACCEPTED:


/s/ Steffen Weisser
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Dr. Steffen Weisser

Date: 18.9.09